Exhibit 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER, NINE-MONTH RESULTS

CHATTANOOGA, Tenn. (November 7, 2006) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the third quarter and nine months ended September 30, 2006.  For the third quarter, income from continuing operations was $2,703,000, or $0.21 per diluted share, compared with income from continuing operations of $1,253,000, or $0.10 per diluted share, for the third quarter of 2005.  Sales for the third quarter of 2006 were $83,606,000, up 9% from sales of $76,661,000 in the year-earlier quarter.

For the nine months ended September 30, 2006, income from continuing operations was $6,533,000, or $0.50 per diluted share, compared with income from continuing operations of $6,709,000, or $0.52 per diluted share, for the similar period in 2005.  Sales for the nine-month period in 2006 were $250,825,000, up 9% from sales of $230,768,000 in the prior-year period.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Despite weakness in the carpet industry, sales in all of our carpet business units reflected year-over-year growth in the third quarter of this year, and our business continues to outpace the industry.  Compared with the same periods in 2005, net sales of carpet products rose 8% in the third quarter and 10% for the first nine months of this year.  Units of broadloom carpet sold increased 5% in the third quarter and 12% for the first nine months of 2006.

"Sales of our modular/carpet tile products were not significant in the third quarter; however, we are extremely pleased with the acceptance these products have received in the marketplace.  The order activity we are seeing and our backlog position give us reason to be optimistic about the future of this business and our modular/carpet tile strategy.

“Our continued progress in improving quality issues and controlling discretionary spending is reflected in our third quarter operating results.  Despite higher raw material costs and approximately $800,000 of costs related to the start-up of our modular/carpet tile operation, our gross margins and operating profits, as a percent of sales, improved in the third quarter of this year, compared with the first two quarters of this year and the third quarter of last year.  Raw material costs increased in early July of this year.  We raised selling prices to recoup these higher costs; however, the full effect of our higher selling prices will not be realized until the fourth quarter.

“For the first nine months of this year, higher sales and control of general and administrative expenses led to improved gross margins and operating profit comparisons.  As a percentage of sales, these performance measures were negatively affected by expenses in the first half of 2006 related to the start-up of our new tufting and modular/carpet tile operations, termination of a legacy defined benefit retirement plan and product quality issues.

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DXYN Reports Third Quarter Results

November 7, 2006

“We are optimistic that our sales will continue to outperform the carpet industry.  Our carpet sales were about 4% above year-earlier levels in the first five weeks of the fourth quarter; however, order entry comparisons to the prior year softened.  We believe the order entry comparisons were affected by selling price increases a year ago that appear to have significantly increased the 2005 order entry.  The weakness the carpet industry is experiencing is also a factor in our order levels.  Sales comparisons in the fourth quarter of this year will be difficult due to differences in our accounting calendar:  the fourth quarter and year ended December 30, 2006, will contain 13 and 52 weeks, respectively, compared with 14 and 53 weeks in the fourth quarter and year ended December 31, 2005.  These trends lead us to believe that our revenue will grow in the 5% to 7% range for the full 2006 year,” Frierson concluded.

Results of discontinued operations reflected a loss of $86,000, or $0.01 per diluted share, for the third quarter of 2006, compared with a loss of $32,000, or $0.01 per diluted share, for the third quarter of 2005.  For the first nine months of 2006, the loss from discontinued operations was $2,137,000, or $0.16 per diluted share, compared with income of $295,000, or $0.02 per diluted share, in the year-earlier period.  The loss from discontinued operations in 2006 was primarily related to settlement expenses for a defined benefit pension plan terminated in June of this year.  Including discontinued operations, the Company reported net income of $2,617,000, or $0.20 per diluted share, for the third quarter of 2006, compared with net income of $1,221,000, or $0.09 per diluted share, for the third quarter of 2005.  For the first nine months of 2006, net income was $4,396,000, or $0.34 per diluted share, compared with net income of $7,004,000, or $0.54 per diluted share, in the 2005 period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on November 7, 2006.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 981-5572 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4751975 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Third Quarter Results

November 7, 2006

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 24, 2005	Sept. 30, 2006	Sept. 24, 2005
NET SALES	$83,606	$76,661	$250,825	$230,768
Cost of sales	58,761	54,208	179,317	160,124

GROSS PROFIT	24,845	22,453	71,508	70,644
Selling and administrative expenses	19,097	19,213	57,108	56,088
Other operating income	(29)	(6)	(599)	(230)
Other operating expense	171	85	458	398

OPERATING INCOME	5,606	3,161	14,541	14,388

Interest expense	1,795	1,553	5,506	4,358
Other income	(14)	(9)	(122)	(242)
Other expense	53	21	107	67

Income from continuing operations before income taxes	3,772	1,596	9,050	10,205
Income tax provision	1,069	343	2,517	3,496

Income from continuing operations	2,703	1,253	6,533	6,709
Loss from discontinued operations, net of tax	(86)	(32)	(2,137)	(539)
Income on disposal of discontinued operations, net of tax	---	---	---	834
NET INCOME	$2,617	$1,221	$4,396	$7,004

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.21	$0.10	$0.52	$0.54
Discontinued operations	---	---	(0.17)	(0.04)
Disposal of discontinued operations	---	---	---	0.07
Net income	$0.21	$0.10	$0.35	$0.57

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.21	$0.10	$0.50	$0.52
Discontinued operations	(0.01)	(0.01)	(0.16)	(0.04)
Disposal of discontinued operations	---	---	---	0.06
Net income	$0.20	$0.09	$0.34	$0.54

Weighted-average shares outstanding:
Basic	12,736	12,472	12,685	12,356
Diluted	12,982	12,946	12,953	12,868

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THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	Sept. 30, 2006		Dec. 31, 2005
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$614	$	---
Accounts receivable, net	35,152		31,633
Inventories	76,424		72,871
Other	8,953		10,577
Total Current Assets	121,143		115,081

Net Property, Plant and Equipment	98,774		92,948
Goodwill	57,014		57,177
Other Assets	12,651		11,797
TOTAL ASSETS	$289,582		$277,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$35,414		$33,224
Current portion of long-term debt	7,606		6,341
Total Current Liabilities	43,020		39,565

Long-Term Debt
Senior indebtedness	67,309		60,987
Capital lease obligations	4,269		4,727
Convertible subordinated debentures	19,662		22,162
Deferred Income Taxes	10,270		10,768
Other Liabilities	13,871		15,310
Stockholders' Equity	131,181		123,484
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$289,582		$277,003

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